Old Point Releases Third Quarter 2015 Results

•	Net income increases 20.00%
•	Net interest margin increases to 3.56%
•	Year-to-date charge-offs remain low

October 13, 2015 Hampton, VA                                                                                    Old Point Financial Corporation (NASDAQ "OPOF") reported net income of $3.3 million, or $0.67 per diluted share, for the first nine months of 2015, compared to net income of $2.8 million, or $0.56 per diluted share, in the first nine months of 2014. This 20.00% increase is primarily attributed to a reduced provision for loan losses combined with higher noninterest income.  Net income for the quarter ended September 30, 2015 was also higher than in the same quarter of 2014, increasing 21.39% to $840 thousand.  The increase in quarterly net income was due to a reduced provision for loan losses.

Assets as of September 30, 2015 were $879.0 million, an increase of $2.7 million or 0.30% when compared to December 31, 2014. Although total assets grew only slightly, the composition of assets changed significantly during the first nine months of 2015, as funds held in lower-earning asset categories, such as cash and due from banks, shifted to loans and increased total interest and dividend income by $134 thousand when comparing the first nine months of 2015 to the same period in 2014.  At the same time, total interest expense decreased $218 thousand due to previous efforts to reduce the cost of deposits.  Together, the increase in interest income and reduction in interest expense resulted in an increase of $352 thousand to net interest income before the provision, while also increasing Old Point's net interest margin from 3.51% for the nine months ended September 30, 2014 to 3.56% for the same period in 2015.

Annualized net charge-offs as a percent of total loans were a negative 0.02% for the first nine months of 2015, or a net recovery of $93 thousand as loan recoveries exceeded charge-offs during the nine months ended September 30, 2015. This net recovery is compared to 0.15% in annualized net charge-offs in the first nine months of 2014. Due to this net recovery, Old Point set aside $550 thousand less provision for loan losses in the first nine months of 2015 than in the same period in 2014.  As a result, net interest income after the provision was $902 thousand higher in the first nine months of 2015 than the first nine months of 2014.

Almost every major category of noninterest income increased when comparing the first nine months of 2014 and 2015, with the largest dollar increases in income from fiduciary activities and other service charges, commissions and fees. Although most categories of noninterest expense decreased between the same comparable periods, with the largest decrease in loss on write-down/sale of other real estate owned, total noninterest expense increased, mainly due to increases in salaries and employee benefits.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports many organizations through sponsorships and charitable donations. Approximately 29% of our giving is earmarked for education, 30% for community development, 13% for arts & culture, and 28% for health & wellness.

For more information about our commitment to the community, pick up a copy of Old Point's Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) decreased from $11.8 million as of December 31, 2014 to $8.9 million as of September 30, 2015. NPAs do not include restructured loans that are performing in accordance with their modified terms. Loans past due 90 days or more but still accruing interest, a component of NPAs, totaled $3.1 million as of September 30, 2015, of which $3.0 million were student loans that are 97-98% guaranteed by the U.S. Government. Old Point expects to experience minimal losses on these government-guaranteed loans. At December 31, 2014, government-guaranteed student loans 90 days or more past due but still accruing interest totaled $1.0 million.
Allowance for Loan and Lease Losses (ALLL) as of September 30, 2015 and December 31, 2014 was 1.30% and 1.32% of total loans, respectively.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the real estate market; Old Point's expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2014. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	September 30,	December 31,
(dollars in thousands, except per share data)	2015	2014
	(unaudited)

Assets

Cash and due from banks	$12,709	$31,081
Interest-bearing due from banks	505	833
Federal funds sold	1,595	1,391
Cash and cash equivalents	14,809	33,305
Securities available-for-sale, at fair value	130,539	139,346
Securities held-to-maturity (fair value approximates $86,980 and $94,406)	83,390	90,089
Restricted securities	2,016	2,293
Loans, net of allowance for loan losses of $7,419 and $7,075	563,038	528,919
Premises and equipment, net	41,394	42,075
Bank-owned life insurance	24,189	23,525
Other real estate owned, net of valuation allowance of $2,057 and $2,908	4,034	5,106
Other assets	15,543	11,622
Total assets	$878,952	$876,280

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$196,323	$186,280
Savings deposits	314,302	307,078
Time deposits	218,502	223,296
Total deposits	729,127	716,654
Overnight repurchase agreements	25,830	37,404
Term repurchase agreements	412	412
Federal Home Loan Bank advances	25,000	30,000
Accrued expenses and other liabilities	7,739	3,313
Total liabilities	788,108	787,783

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	55,288	53,203
Accumulated other comprehensive loss, net	(5,631)	(5,893)
Total stockholders' equity	90,844	88,497
Total liabilities and stockholders' equity	$878,952	$876,280

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$6,565	$6,228	$19,405	$18,343
Interest on due from banks	1	1	11	4
Interest on federal funds sold	0	0	1	5
Interest on securities:
Taxable	597	848	1,898	2,815
Tax-exempt	413	425	1,251	1,280
Dividends and interest on all other securities	33	25	97	82
Total interest and dividend income	7,609	7,527	22,663	22,529

Interest Expense:
Interest on savings deposits	60	52	169	175
Interest on time deposits	539	580	1,611	1,824
Interest on federal funds purchased, securities sold under agreements to repurchase and other borrowings	7	7	23	24
Interest on Federal Home Loan Bank advances	309	312	923	921
Total interest expense	915	951	2,726	2,944
Net interest income	6,694	6,576	19,937	19,585
Provision for loan losses	(50)	450	250	800
Net interest income after provision for loan losses	6,744	6,126	19,687	18,785

Noninterest Income:
Income from fiduciary activities	846	865	2,740	2,613
Service charges on deposit accounts	1,032	1,059	3,008	3,089
Other service charges, commissions and fees	1,031	1,013	3,094	3,006
Income from bank-owned life insurance	221	216	664	649
Loss on sale of available-for-sale securities, net	0	0	0	(7)
Other operating income	93	42	353	160
Total noninterest income	3,223	3,195	9,859	9,510

Noninterest Expense:
Salaries and employee benefits	5,510	4,994	15,616	14,828
Occupancy and equipment	1,335	1,287	3,966	3,606
Data processing	421	422	1,186	1,278
FDIC insurance	154	177	454	544
Customer development	154	215	469	614
Legal and audit expenses	237	170	511	447
Other outside service fees	186	146	495	417
Employee professional development	146	178	439	566
Marketing and advertising	83	85	252	336
Postage and courier	100	115	283	349
Stationery and supplies	84	96	265	333
Capital stock tax	113	126	338	387
ATM and check losses	101	115	380	309
Loss on write-down/sale of other real estate owned	166	374	238	431
Other operating expenses	361	218	1,040	1,003
Total noninterest expense	9,151	8,718	25,932	25,448
Income before income taxes	816	603	3,614	2,847
Income tax expense (benefit)	(24)	(89)	290	77
Net income	$840	$692	$3,324	$2,770

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.17	$0.14	$0.67	$0.56

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.17	$0.14	$0.67	$0.56

Cash Dividends Declared per Share:	$0.09	$0.07	$0.25	$0.19

Old Point Financial Corporation and Subsidiaries
Selected Ratios	September 30,	June 30,	December 31,	September 30,
	2015	2015	2014	2014
Net Interest Margin Year-to-Date	3.56%	3.55%	3.57%	3.51%
NPAs/Total Assets	1.01%	1.33%	1.35%	1.68%
Annualized Net Charge Offs/Total Loans	-0.02%	-0.01%	0.07%	0.15%
Allowance for Loan Losses/Total Loans	1.30%	1.29%	1.32%	1.34%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$1,784	$3,576	$5,570	$7,893
Loans > 90 days past due, but still accruing interest	3,069	3,116	1,141	1,240
Non-Performing Restructured Loans	0	0	0	0
Other real estate owned	4,034	4,961	5,106	5,420
Total Non-Performing Assets	$8,887	$11,653	$11,817	$14,553

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$(93)	$(22)	$356	$606
Year-to-Date Average Loans	$561,125	$555,032	$517,183	$512,343
Year-to-Date Average Assets	$883,920	$883,227	$869,965	$867,472
Year-to-Date Average Earning Assets	$775,595	$775,276	$767,865	$771,694
Year-to-Date Average Deposits	$728,039	$725,318	$720,599	$720,128
Year-to-Date Average Equity	$90,050	$89,755	$85,550	$84,677